Exhibit 4.2

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

FORM OF CONVERTIBLE PROMISSORY NOTE

March [●], 2026

FOR VALUE RECEIVED, Newton Golf Company, Inc., a Delaware corporation (the “Company”), promises to pay to [●] or its assigns (the “Holder”) the principal amount of $[●], with interest on the outstanding principal amount of this convertible promissory note (“Note”) bearing interest at the rate of 10.0% per annum, payable semi-annually in arrears on September [●] and March [●] of each year (each an “Interest Payment Date”), commencing on March [●], 2026. Interest shall commence with and be computed from the date of this Note and shall continue on the outstanding principal amount until the Note is paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. Interest payable on this Note shall be paid in kind (“PIK Interest”) on each Interest Payment Date. The principal balance outstanding under this Note shall be increased by the amount of such PIK Interest on each such Interest Payment Date, and PIK Interest shall then accrue on the increased principal amount under this Note until the next Interest Payment Date, unless the Company elects in its sole discretion to pay any accrued PIK Interest in cash on the respective Interest Payment Date.

1. Note. This Note is being issued pursuant to the terms of that certain Securities Purchase Agreement, dated as of the date hereof (the “Agreement”), and evidences the principal amount lent by the Holder to the Company. This Note is a general unsecured claim of the Company and ranks equally with all other unsecured debt of the Company.

2. Repayment or Conversion. Unless this Note has been converted in accordance with the terms of Sections 3(a), 3(b) or 3(c) hereof, the entire outstanding principal balance and all unpaid accrued interest under this Note shall become fully due and payable on the earlier of (i) the occurrence of a Change of Control (as defined below), (ii) subject to Section 5(c) or 5(d) hereof, the date when the Company receives a written notice from the Holder (as it relates to Section 5(a)) or the Requisite Noteholders (as defined in the Agreement) (as it relates to Section 5(b)) of the occurrence of an Event of Default (as defined below) or (iii) August [●], 2027, which is 18 months after the date hereof (the “Maturity Date”) (for the avoidance of doubt, if the Holder has provided notice of its election to exercise its conversion right pursuant to and in accordance with Section 3(c), then the amount of principal and interest that such Holder has elected to convert pursuant to Section 3(c) shall not be considered due and payable pursuant to this clause (iii)). All payments of principal shall be in lawful money of the United States of America. “Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

3. Conversion.

(a) Forced Conversion. In the event that the price of the Company’s common stock, $0.01 par value per share (the “Common Stock”), on the Trading Market closes at or above $3.00 per share for ten (10) consecutive Trading Days on or before the Maturity Date, then the Company may, in its sole discretion, elect to convert in whole, upon ten (10) calendar days’ written notice to the Holder, this Note into Common Stock (the “Conversion Shares”) at a conversion price equal to $1.60 per share of Common Stock (the “Conversion Price”), with the number of Conversion Shares to be determined by dividing the outstanding principal balance and unpaid accrued interest under this Note by the Conversion Price (rounded to the nearest whole share so that no fractional shares are issuable). “Trading Day” means a day on which the Common Stock is quoted or traded on a Trading Market. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

(b) Repayment Upon a Change of Control. Upon the occurrence of a Change of Control prior to the conversion or repayment of this Note, the Holder shall have the option, exercisable by written notice to the Company prior to the closing of such Change of Control, to either: (i) have the outstanding principal and unpaid accrued interest under this Note repaid in full promptly following such closing, or (ii) convert the outstanding principal balance and unpaid accrued interest under this Note into shares of Common Stock at the Conversion Price. The Company will provide at least ten (10) calendar days’ prior written notice to the Holder of any Change of Control.

(c) Optional Conversion at Maturity. The Holder shall have the right to elect to convert the outstanding principal balance and unpaid accrued interest under this Note on or during the sixty (60) days prior to the Maturity Date, effective on the Maturity Date, into Conversion Shares at the Conversion Price, with the number of Conversion Shares to be determined by dividing the outstanding principal balance and unpaid accrued interest under this Note that is being converted by the Conversion Price (rounded to the nearest whole share so that no fractional shares are issuable).

4. Prepayment by the Company. Upon at least thirty (30) calendar days’ written notice to the Holder, the Company may, at any time prior to the Maturity Date, prepay all or a portion of the Note, without penalty. At the time of prepayment, the Company will pay all accrued but unpaid interest on the portion of the principal balance being prepaid.

5. Default. Upon the occurrence and continuation of an Event of Default hereunder, at the option and upon the declaration of the Holder (as it relates to Section 5(a)) or the Requisite Noteholders (as it relates to Section 5(b)) and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 5(c) or 5(d)), this Note (i) shall accelerate and all principal and unpaid accrued interest shall become due and payable and (ii) this Note shall bear interest during the occurrence of such Event of Default at a rate of 20.0% per annum (the “Default Interest Rate”).

6. The Company shall promptly provide the Holder with notice following any Event of Default. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) the Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) the Company shall default in its performance of any material covenant under this Note or the Agreement;

(c) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

6. Adjustments.

(a) Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as hereinafter set forth:

(i) Stock Dividends - Split-Ups. If after the date hereof the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock or by a split-up of shares of Common Stock or other similar event, then the Conversion Price shall be decreased in proportion to such increase in outstanding shares of Common Stock.

(ii) Aggregation of Shares. If after the date hereof the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of Common Stock or other similar event, then the Conversion Price shall be increased in proportion to such decrease in outstanding shares.

(iii) Changes in Form of Note. This form of Note need not be changed because of any change pursuant to this Section 6.

7. Beneficial Ownership Limitations. The Company shall not effect any conversion of this Note, and the Holder shall not have the right to convert any portion of this Note, pursuant to this Section 7 or otherwise, to the extent that after giving effect to such issuance after conversion, the Holder (together with the Holder’s affiliates (as defined under Rule 144, “Affiliates”), and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates (such persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 7, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 7 applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a conversion notice shall be deemed to be the Holder’s determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Note is convertible, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for conversions of this Note that are not in compliance with the Beneficial Ownership Limitation, provided this limitation of liability shall not apply if the Holder has detrimentally relied on outstanding share information provided by the Company or the Company’s transfer agent. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 7, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the U.S. Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 7, provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the provisions of this Section 7 shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note. Notwithstanding anything to the contrary contained in this Note, the number of shares of Common Stock that may be acquired by the Holder upon any conversion of this Note (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act does not exceed 19.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This restriction may not be waived without stockholder approval.

8. Waiver of Presentment. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

9. Governing Law and Venue. This Note shall be governed by and construed under the laws of the State of New York, without giving effect to conflicts of laws principles. Each of the parties hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Note or the transactions contemplated hereby. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in the City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

10. Amendment; Waiver. Any term of this Note may be amended or waived with the written consent of each of the Company and the Holder.

11. Transfer. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in a form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new convertible promissory note for like principal amount and interest, and upon the same conditions hereof, shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered Holder of this Note and such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

12. Maximum Rate of Interest. All agreements between the Company and the Holder are hereby expressly limited so that in no event will the rate of interest (including the Default Interest Rate) and other fees charged or agreed to be charged to the Holder for the use, forbearance, loaning or detention of such indebtedness exceed the maximum permissible interest rate under applicable law (the “Maximum Rate”). If for any reason, the interest rate (including the Default Interest Rate) applied exceeds the Maximum Rate, then the interest rate (including the Default Interest Rate) will automatically be reduced to the Maximum Rate. If the Holder receives interest at a rate exceeding the Maximum Rate, the amount of interest received in excess of the maximum amount receivable will be applied to the reduction of principal and not to the payment of interest thereunder.

13. Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

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IN WITNESS WHEREOF, the Company has duly executed this Note effective as of the day and year first written above.

COMPANY:

NEWTON GOLF COMPANY, INC.

By:
Name:	Jeff Clayborne
Title:	Chief Financial Officer